AMENDED AND RESTATED
                            OPTION TO PURCHASE SHARES

         THIS GRANT OF OPTION is made between Elite Pharmaceuticals, Inc., a Delaware corporation ("Elite"), and Dr. Atul M. Mehta, Ph.D. (the "Optionee") on the 18th day of October, 2004.

                                    RECITALS

         WHEREAS, Elite and the Optionee has entered into a Settlement Agreement and Mutual Release, dated April 21, 2004 (the "Settlement Agreement"), pursuant to which, inter alia, the parties thereto agreed that the Optionee held options to purchase 770,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Elite;

         WHEREAS, Elite, through its designees, desires to purchase from the Optionee, Mehta Partners, LP, Asha Mehta, Amar Mehta, Atul Mehta c/f Anand Mehta (collectively, the "Mehta Holders") any or all shares of capital stock of Elite owned by the Mehta Holders;

         WHEREAS, pursuant to an agreement, dated as of October 7, 2004 (the "Agreement"), by and among Elite and the Mehta Holders, the Mehta Holders agreed to sell any or all shares of capital stock of Elite owned by the Mehta Holders subject to certain conditions precedent, including the termination of options held by the Optionee to purchase 100,000 shares of Common Stock and the modification of the expiration date of all, and the exercise price of some, of the remaining options held by the Optionee to purchase 670,000 shares of Common Stock; and

         WHEREAS, this Amended and Restated Grant of Option replaces any prior grant of options and is intended by the parties to be the sole grant of option by Elite to the Optionee.

                                    AGREEMENT

         In consideration of the Mehta Holders entering into the Agreement, and other valuable consideration rendered, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

         1. OPTION. In full replacement of any options held by the Optionee at any time prior to the date hereof, Elite hereby grants to the Optionee the right to purchase six hundred and seventy thousand (670,000) shares of Common Stock, par value $0.01 per share, of Elite (the "Shares") to be exercised as provided herein (collectively, the "Options").

         2. EXERCISE OF OPTIONS. All Options granted hereunder shall be fully vested and shall have the exercise prices set forth below (which exercise price shall be payable by check or wire transfer):

     -----------------------------------------------------------------------
     Options to Purchase Common      Exercise Price Per Share for such
     Stock:                          Options:
     -----------------------------------------------------------------------
                100,000                           $1.00
     -----------------------------------------------------------------------
                100,000                           $1.50
      -----------------------------------------------------------------------
                100,000                           $2.00
     -----------------------------------------------------------------------
                 70,000                           $2.34
     -----------------------------------------------------------------------
                100,000                           $2.34
     -----------------------------------------------------------------------
                100,000                           $2.50
     -----------------------------------------------------------------------
                100,000                           $3.00
     -----------------------------------------------------------------------

In the event that prior to the exercise in full of the Options, Elite shall have effected one or more stock dividends, stock splits, reorganizations, recapitalizations, combinations of shares, mergers, consolidations or other changes in the corporate structure or stock of the corporation, the Board of Directors shall equitably adjust the number, kind and exercise price of the per share of the shares of Common Stock issuable upon exercise of the Options.

         3. MANNER OF EXERCISE. The Options may be exercised by written notice and tender of the exercise price being delivered to Elite at any time before the time of the expiration of the Option. Options may be exercised only in increments of one thousand (1,000) shares or multiples thereof.

         4. EXPIRATION. All Options shall expire on December 31, 2007 (the "Expiration Date"); provided, however, that if within one hundred and eighty
(180) days prior to the Expiration Date, the shares of Common Stock issuable upon exercise of the Options (the "Registrable Securities") have not been registered pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, and pursuant to which the Optionee can sell such shares (whether or not the Optionee in fact sells any Registrable Securities), the Expiration Date shall be extended by additional one hundred and eighty (180) day increments until such registration occurs. If, at the time of the effectiveness of a registration statement pursuant to which the Optionee can sell the Registrable Securities (whether or not the Optionee in fact sells any Registrable Securities), the Options are to expire less than one hundred and eighty (180) days after the effectiveness of such registration statement, the Expiration Date shall be extended such that the extended Expiration Date shall be at least one hundred and eighty (180) days after the effectiveness of such registration statement. Notwithstanding the foregoing, the Expiration Date shall not be extended with respect to any Options as to which (i) Elite shall have offered to have included in a registration statement to be filed by Elite the Registrable Securities for which such Options may be exercised and (ii) such inclusion is refused or denied by the Optionee (or the then holder of such Options); provided that the Optionee shall not be obligated to include any Registrable Securities if the registration as to which inclusion is sought would require the Optionee to agree to be bound by an underwriters agreement which would in any way affect the ability of the Optionee to sell such Registrable Securities or incur any liabilities or additional costs.

         5. RESTRICTIONS. The Optionee may not assign, pledge or encumber these Options at any time to any party. Upon the death of the Optionee, the administrator or executor of the Optionee's estate may exercise the Options in the Optionee's place until the date of termination. This Option may only be exercised by the Optionee or the administrator or executor of Optionee's estate.

         6. ENTIRE AGREEMENT. This Grant of Option, the Settlement Agreement (other than as to the number and terms of options held by the Optionee which shall be govern by this Grant of Option) and the Agreement contains the entire agreement between the parties, and supercedes all other grants, agreements, promises or representations concerning the subject matter of this instrument. Elite and the Optionee agree that the Options evidenced by this Amended and Restated Grant of Option constitute all options to purchase capital stock of Elite held by the Optionee and the Optionee has no other options, warrants, subscriptions or other rights to purchase any shares of Elite's capital stock.

         7. BINDING EFFECT. This Grant of Option shall be binding on Elite and any successor corporation.

         8. NOTICES. Any notices to be made under this Agreement shall be made by certified mail to the parties at the following addresses:

                  To Elite:      Elite Pharmaceuticals, Inc.
                                 165 Ludlow Avenue
                                 Northvale, NJ 07647
                                 Facsimile: 201-750-2755

                                        Attention: President

                  with a copy to:       Reitler Brown & Rosenblatt LLC
                                        800 Third Avenue, 21st Floor
                                        New York, New York 10022
                                        Facsimile: (212) 371-5500
                                        Attention: Scott H. Rosenblatt, Esq.

                  To the Optionee:      Atul M. Mehta, Ph.D.
                                        76 Walsh Drive
                                        Mahwah, NJ 07430

                  with a copy to:       KMZ Rosenman
                                        575 Madison Ave.
                                        New York, New York 10022-2585
                                        Facsimile:  212-894-5505
                                        Attention: Howard S. Jacobs, Esq.


Either party may change such party's address by giving notice to the other party in accordance with this provision.

         9. CAPTIONS. The captions used in this document are included solely for convenience, and under no circumstances shall be used in the construction or interpretation of any provision in this Agreement.

         10. GOVERNING LAW AND VENUE. This Grant of Option shall be governed by the laws of the State of Delaware. The venue for any action or proceeding relating to this Grant of Option shall be in a court of competent subject matter jurisdiction in the State of New Jersey.

         11. AMENDMENT. The terms of this Grant of Option shall not be amended or modified except in a writing signed by Elite and the Optionee.


                                    ELITE PHARMACEUTICALS, INC.


                                    By: /s/ Bernard Berk
                                        ------------------------------
                                          Bernard Berk, President



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

                                    THE OPTIONEE

                                    /s/ Dr. Atul M. Mehta
                                    ----------------------------------
                                     Dr. Atul M. Mehta



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